CCG Elite Investor Relations
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com
URL: www.ccgelite.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc Reports First Quarter 2008 Results

Wuxi, Jiangsu Province, China, - May 15, 2008 -China Wind Systems, Inc. (OTC Bulletin Board: (CWSI.OB) (“China Wind Systems” or the “Company”), which through its wholly owned subsidiaries and variable interest entities manufactures and sells industrial machines for use in the textile and energy related industries in the People’s Republic of China, today announced its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

•	Net revenues increased 104.6% year-over-year to $8.4 million

•	Gross profit increased 103.8% year-over-year to $2.2 million

•	Net loss allocable to common shareholders, after a $2.9 million non-cash deemed preferred dividend, totaled $(4.1) million, or $(0.11) per diluted share

•	Adjusting for non-cash items such as interest expense of $2.3 million and a deemed preferred dividend of $2.9 million, non-GAAP net income was $1.0 million, or $0.03 per diluted share.

•	Revenue from the forging of rolled rings, for the wind power and other industries grew from $0 in the March Quarter of 2007 to $3.2 million in the March Quarter of 2008.

“Last quarter we made progress in executing our long term strategy, which is to expand our products to offer products and services for the wind power industry. During 2007, we began to generate revenue from the forging of rolled rings, for the wind power and other industries. These activities accounted for $3,204,266, or 37.9% of total revenue for the three months ended March 31, 2008, of which approximately 30% are used for the wind industry. Wind industries revenues accounted for $1,902,916, or 7.8% of revenues for the year ended December 31, 2007. Management estimates that 25% of rings in 2007 and 30% of rings in the March Quarter of 2008 are for use in the wind industry. We are presently only perform forging services relating to rolled rings, but intend to be in a position to manufacture these components internally in the fall of 2008,” said Mr. Jianhua Wu, Chairman and CEO of China Wind Systems. Further, he said, “To increase oversight, we elected two new independent members to our board of directors who are serving on our audit and compensation committees.”

First Quarter 2008 Results

Total revenue for the first quarter of 2008 totaled $8.4 million, up 104.6% from $4.1 million in the three month period ended March 31, 2007. The increase in total revenue was attributable to increases from both segments: dyeing and finishing equipment and electric power equipment. Revenues from the electric power equipment segment increased to $3.8 million from $0.3 million a year ago. Revenues from dyeing and finishing equipment increased 20% to $4.7 million from $3.9 million a year ago, due to marketing efforts focused on developing new customers and making follow-on sales to existing customers.

Gross profit for the first quarter of 2008 was $2.2 million, an increase of 103.8% from $1.1 million for the three months ended March 31, 2007. Gross margin was 25.7% for the first quarter of 2008, compared to 25.8% for the prior year period. Gross profit for dyeing was $1.2 million for the first quarter 2008 compared to $1.0 million for the same period prior year, representing gross margin of approximately 26.1% and 25.8%, respectively. Gross profit for the electrical power equipment segment was $1.0 million for the first quarter 2008 compared to $0.1 for the same period prior year.

Operating expenses were $0.7 million in the first quarter of 2008, compared to $0.2 million a year ago. Selling, general and administrative expenses for the first quarter of 2008 totaled $0.6 million, compared to $0.1 million a year ago, primarily due to increased professional fees associated with being a public company and higher payroll and related benefits.

Operating income for the first quarter of 2008 totaled $1.5 million, a 66.6% increase from $0.9 million for the same period prior year.

Net loss, including non-cash items such as interest expense related to amortization of debt discount of $2.3 million and a deemed preferred dividend of $2.9 million, for the first quarter of 2008 was ($4.1) million, or ($0.11) per fully diluted share, compared to net income of $0.6 million, or $0.02 per fully diluted share, for the three months ended March 31, 2007. Adjusting net loss for the non-cash items related to the amortization of debt discount to interest expense and the deemed preferred dividend, non-GAAP net income was $1.0 million, or $0.03 per fully diluted share. Earnings per share were calculated using a diluted weighted share count of 37.5 million shares for the first quarter of 2008 and 36.6 million shares for the first quarter of 2007. The increase in weighted average shares includes the impact of the reverse merger transaction and private placement in November 2007 as well as the issuance of common shares for services.

Financial Condition

As of March 31, 2008, the Company had cash and cash equivalents of $2.6 million and working capital of $7.4 million. Accounts receivable were $3.5 million. At March 31, 2008, the Company had $1.0 million in short-term loans payable and stockholders’ equity of $26.8 million.

Business Outlook

“In 2008, we expect to significantly increase our revenues generated from our electric power equipment business and our wind power business. We have been evaluating working relationships with leading wind energy companies in China to supply wind components. We are on track to complete the first phase of our expansion plan and will manufacture larger forged rolled rings and shafts at our facilities by October 2008,” concluded Mr. Jianhua Wu, CEO of China Wind Systems.

In 2008, the Company expects $40.0 million in revenues and $7.0 million in net income after a 25% tax rate, or $0.11 per share based on 62.9 million weighted average diluted share count.

Use of Non-GAAP Financial Measures

GAAP results for the quarter ended March 31, 2008 include a one-time, non-cash interest expense related to the amortization of debt discount in the amount of $2.3 million and a non cash deemed preferred stock dividend in the amount of $2.9 million. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, non-GAAP net income available to common shareholders and diluted earnings per share. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Wind Systems, Inc.

China Wind Systems, through its affiliates, Huayang Dye Machine and Huayang Electrical Power Equipment, manufactures and sells industrial equipment for use in the textile and energy related industries in China. Since August 2007, the Company has shifted its strategy to focus on the growing wind energy industry in China, and has begun to supply high precision rolled rings to companies in the wind power energy industry.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2008	2007

NET REVENUES	$8,447,074	$4,129,210

COST OF SALES	6,272,826	3,062,119

GROSS PROFIT	2,174,248	1,067,091

OPERATING EXPENSES:
Depreciation and amortization	78,020	71,804
Selling, general and administrative	616,568	106,991

Total Operating Expenses	694,588	178,795

INCOME FROM OPERATIONS	1,479,660	888,296

OTHER INCOME (EXPENSE):
Interest income	5,633	101
Interest expense	(2,259,694)	(8,048)
Debt issuance costs	(21,429)	-

Total Other Income (Expense)	(2,275,490)	(7,947)

INCOME (LOSS) BEFORE INCOME TAXES	(795,830)	880,349

INCOME TAXES	454,031	298,584

NET INCOME (LOSS)	(1,249,861)	581,765

DEEMED PREFERRED DIVIDEND	(2,884,062)	-

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(4,133,923)	$581,765

COMPREHENSIVE INCOME:
NET INCOME (LOSS)	$(1,249,861)	$581,765

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,007,245	83,161

COMPREHENSIVE INCOME (LOSS)	$(242,616)	$664,926

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.11)	$0.02
Diluted	$(0.11)	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	37,484,504	36,577,704
Diluted	37,484,504	36,577,704

See notes to unaudited consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,580,723	$5,025,434
Accounts receivable, net of allowance for doubtful accounts	3,539,495	2,158,412
Inventories, net of reserve for obsolete inventory	3,171,362	1,929,796
Advances to suppliers	649,745	938,331
Prepaid expenses and other	412,506	378,429

Total Current Assets	10,353,831	10,430,402

PROPERTY AND EQUIPMENT - Net	6,638,714	6,525,986

OTHER ASSETS:
Deposit on long-term assets - related party	12,155,472	10,863,706
Intangible assets, net of accumulated amortization	520,682	502,634
Investment in cost method investee	-	34,181
Due from related parties	46,561	139,524

Total Assets	$29,715,260	$28,496,433

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$996,839	$820,333
Convertible debt, net of discount on debt	-	3,261,339
Accounts payable	688,576	1,845,769
Accrued expenses	191,307	198,542
VAT and service taxes payable	516,940	434,839
Advances from customers	91,613	77,357
Due to related party	-	98,541
Income taxes payable	463,955	508,407

Total Current Liabilities	2,949,230	7,245,127

STOCKHOLDERS' EQUITY:
Seires A convertible preferred ($0.001 par value; 60,000,000 shares authorized; 14,787,135 and 0 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	14,787	-
Common stock ($0.001 par value; 150,000,000 shares authorized; 37,732,295 and 36,577,704 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	37,733	37,385
Additional paid-in capital	12,115,163	3,488,896
Retained earnings	11,874,576	16,074,270
Statutory reserve	371,243	305,472
Other comprehensive gain - cumulative foreign currency translation adjustment	2,352,528	1,345,283

Total Stockholders' Equity	26,766,030	21,251,306

Total Liabilities and Stockholders' Equity	$29,715,260	$28,496,433

See notes to unaudited consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	For the Quarter Ended March 31,
	2008		2007
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount of Net Income available to Common Shareholders	$1,031,262	$0.03	$581,765	$0.02
Adjustment
Interest expenses related to amortization of convertion of convertible debt to common stock (1)	(2,259,694)	(0.06)	-	-
Amortization of debt issuance costs (2)	(21,429)
Deemed preferred dividend (3)	(2,884,062)	(0.08)

Amount per consolidated statement of operations	$(4,133,923)	$(0.11)	$581,765	$0.02

(1)	One-time, non-cash interest expenses related to amortization of debt discount to interest expense, Q1 2008
(2)	Amortization related to debt issuance
(3)
One-time non-cash deemed preferred dividend related to issuance of stock warrants upon conversion of convertible debt to series A preferred stock Weighted average diluted shares, 37,484,504 for Q1 2008 and 36,577, 704 for Q1 2007

  ###